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                                                                   Exhibit 10.10


         CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A
               REQUEST FOR CONFIDENTIAL TREATMENT. THE NON-PUBLIC
                INFORMATION HAS BEEN FILED WITH THE COMMISSION.



                          STRATEGIC ALLIANCE AGREEMENT

         This AGREEMENT, having a date of August 19, 2003, is made by and among, on the one hand, F.HOFFMANN-LA ROCHE LTD, a Swiss corporation having its principal place of business at Grenzacherstrasse 124, CH-4070, Basel, Switzerland and HOFFMANN-LA ROCHE INC., a New Jersey corporation, having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110 (collectively "Roche") and, on the other hand, MEMORY PHARMACEUTICALS CORP., a Delaware corporation, having its principal place of business at 100 Philips Parkway, Montvale, New Jersey 07645 ("Memory").

                                  INTRODUCTION

1. Memory has a development program relating to the neuronal nicotinic alpha-7 receptor (the "Program"), and owns related intellectual property rights.

2. Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical products.

3. Roche desires to secure rights to further develop and commercialize products developed and to be developed pursuant to the Program.

4. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Memory and Roche agree as follows:

                             ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 "Affiliate" means (a) a business entity which owns, directly or indirectly, at least fifty percent (50%) of the voting shares or other means of control of a Party; or (b) a business entity in which at least fifty percent (50%) of the voting shares or other means of control are owned by a Party, either directly or indirectly; or (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party. Anything to the contrary in this paragraph notwithstanding, [*], a Delaware corporation, shall not be deemed an Affiliate of Roche unless Roche provides written notice to Memory of its desire to include [*] as an Affiliate of Roche. Notwithstanding the preceding provisions, once an entity ceases to be an Affiliate, then such entity shall, without any further action, cease to have any rights, including license and sublicense rights, under this Agreement that it has by reason of being an Affiliate.

         If [*]does not agree to be bound by the terms and conditions of this Agreement, then [*] shall have none of the rights and obligations of an Affiliate of Roche under this Agreement, and [*]

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         shall be treated as a Third Party under this Agreement and, accordingly, Roche may not grant a sublicense to [*] except as provided in Section 2.4 hereof.

1.2 "Agreement Term" means the term of this Agreement, more fully described in Section 16.1.


1.3 "Bioequivalent Product" means, with respect to a given Product sold in a given country of the Territory by Roche, its Affiliate or sublicensee, a product sold by a Third Party in such country containing the same or similar compound (or an acid, salt or ester thereof) as such Product.

1.4 "Combination Product" means any product containing both a pharmaceutically active agent which causes it to be considered a Product and one or more other pharmaceutically active agents which are not Products.

1.5 "Composition of Matter Claim" means, for a given Product in a given country of the Territory, a Valid Claim of a Memory Patent Right that Covers the molecule per se of the compound that is included in such Product, in whole or as a component thereof, as an active ingredient of such Product.

1.6 "Cover" (including the variations such as "Covered", "Coverage" or "Covering") shall mean that the making, using, offering for sale, selling or importing of a given product would infringe a claim of a Patent Right in the absence of a license under such Patent Right. The determination of whether a product is Covered by a particular Patent Right shall be made on a country-by-country basis.

1.7      "Effective Date" means the date that all conditions subsequent under
         Section 16.1 have occurred.

1.8 "End of Phase I" means the date that all Phase I clinical trials have been completed.

1.9 "End of Phase IIa" means the date that all Phase IIa clinical trials have been completed.

1.10     "Europe" means the United Kingdom, Germany, Italy, France and Spain.

1.11 "Field" means prophylaxis and treatment of diseases, in all indications, for either human or veterinary use.

1.12 "FTE" means a full-time equivalent scientific person year, consisting of a total of 1840 hours per year of scientific work on an annualized basis, in the conduct of the Program.

1.13 "IND" means an Investigational New Drug Application filed with the US Food and Drug Administration ("FDA") for human clinical testing of a drug.

1.14 "Initiation of Phase I" means the date that a human is first dosed with a Product in a Phase I clinical trial.

1.15 "Initiation of Phase IIa" means the date that a patient is first dosed with a Product in a Phase IIa clinical trial.

1.16 "Initiation of Phase III" means the date that a patient is first dosed with a Product in a Phase III clinical trial.

1.17 "Invention" means an invention that is made in the conduct of the Strategic Alliance.

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1.18     "JLT" means the committee organized and operating as provided in
         Article 7.

1.19 "Joint Patent Rights" means all Patent Rights that Memory and Roche jointly own, or otherwise jointly have the right to grant the licenses herein, during the Agreement Term.

1.20 "Know-How" means data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Product in the Territory.

1.21 "Launch" means, with respect to a Product in a country of the Territory, the date of the first commercial sale by Roche, its Affiliate or its sublicensee of the given Product in the given country after Regulatory Approval in such country.

1.22 "License Exercise Period" means, with respect to any Product, except as otherwise provided in Section 4.6, the sixty (60) day period immediately following the later of the End of Phase IIa or the date of delivery by Memory to Roche of the data and reports specified in
         Schedule 1 related to such Product.

1.23 "License Rights Maintenance Fees" means, with respect to any Product, the payments by Roche to Memory pursuant to Section 4.4 hereof.

1.24     "Major Market Countries" means the US, Canada, Japan and Europe.

1.25 "Memory Compound" means any compound which is a nicotinic alpha-7 agonist with respect to which (i) Memory has commenced a Phase I human clinical trial within five (5) years after the Effective Date or (ii) Roche has designated pursuant to Section 2.2 or Section 4.6 hereof.

1.26 "Memory Know-How" means all Know-How that Memory owns, or otherwise has the right to grant the licenses herein, during the Agreement Term.

1.27 "Memory Patent Rights" means all Patent Rights that Memory owns, or otherwise has the right to grant the licenses herein, during the Agreement Term.

1.28 "NDA" means a New Drug Application filed with the FDA, or its foreign equivalent, for a drug.-

1.29 "NDA Filing" means for a given Product, the date that an NDA is filed for the Product.

1.30     "Net Sales" " and the related term "Adjusted Gross Sales" mean:

         "Adjusted Gross Sales" means the amount of gross sales of the Product invoiced by Roche, its Affiliates and its sub-licensees to independent third parties less deductions of returns and return reserves ( such reserves consistent with Generally Accepted Accounting Principles) (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls), rebates to the extent consistently applied by Roche to its products (price reductions, rebates to social and welfare systems, charge backs and charge back reserves ( such reserves consistent with Generally Accepted Accounting Principles), cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Roche on a product-by-product basis)), government mandated rebates and similar types of rebates (e.g., P.P.R.S, Medicaid, each as consistently applied by Roche to its products), volume (quantity) discounts, each as consistently applied by Roche to its products, taxes (value added or sales taxes,

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

         government mandated exceptional taxes and other taxes directly linked to the gross sales amount), it being understood that income and capital gains taxes are not the type of taxes contemplated as a deduction in this definition of Adjusted Gross Sales.

         "Net Sales" means, for the US, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [*] percent ([*]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for within Roche on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, and cash discounts).

         "Net Sales" means, for the ROW Territory, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [*] percent ([*]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for within Roche on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, and cash discounts).

         Notwithstanding the foregoing, amounts received by Roche, its Affiliates and sublicensees for the sale of Product among Roche, its Affiliates or sublicensees for resale shall not be included in the computation of Adjusted Gross Sales and Net Sales."

1.31 "Neurological Indication" means prophylaxis or treatment of Alzheimer's disease (including management of psychotic symptoms of Alzheimer's disease), prophylaxis or treatment of mild cognitive impairment ("MCI") or treatment of vascular dementia.

1.32 "Other Indication" means any indication other than a Neurological Indication or a Psychiatric Indication.

1.33     "Party" means Roche and/or Memory.

1.34 "Patent Right" means all rights under any patent or patent application in any country of the Territory, including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuations-in-part thereof, relating to the discovery, manufacture, development or commercialization of nicotinic alpha-7 agonist compounds in the Territory.

1.35 "Phase I" means the first phase of human clinical trials of a drug required by the US FDA to gain evidence of safety in volunteers, as described in 21 CFR Part 312, as it may be amended.

1.36 "Phase II" means the second phase of human clinical trials of a drug required by the US FDA to gain evidence of efficacy in the target population, determine optimal dosage, and obtain expanded evidence of safety for Product(s), as described in 21 CFR Part 312, as it may be amended.

1.37 "Phase IIa" means one or more Phase II trials (at least one of which trials was conducted in a Major Market Country) collectively designed to demonstrate (a) in the case of a Neurological Indication, safety and tolerability in the target population, and (b) in the case of a Psychiatric Indication, clinical proof of concept.

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1.38     "Phase III" means the third phase of human clinical trials of a drug required by the US FDA to gain evidence of efficacy in the target population, and obtain expanded evidence of safety for Product(s), as described in 21 CFR Part 312, as it may be amended.

1.39 "Product" means any and all products that include, in whole or as a component thereof, a Memory Compound.

1.40 "Psychiatric Indication" means schizophrenia (including management of the manifestations of symptoms of schizophrenia), depression, bipolar disorders, anxiety and ADHD.

1.41 "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.42 "Roche Patent Rights" means all Patent Rights that Roche owns, or otherwise has the right to grant the licenses herein, during the Agreement Term.

1.43     "ROW Territory" means all countries and territories other than the US.

1.44 "Strategic Alliance" means discovery and development by Memory of pharmaceuticals acting against nicotinic alpha-7 receptor and development and commercialization of such pharmaceuticals by Roche and Memory, as contemplated by this Agreement.

1.45     "Territory" means all countries and territories in the world.

1.46 "Third Party" means a person or entity other than (i) Memory or any of its Affiliates, or (ii) Roche or any of its Affiliates.

1.47 "US" means the United States of America and its possessions and territories, including Puerto Rico.

1.48 "Valid Claim" means a claim in any (i) unexpired and issued Memory Patent Right that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction or government agency or (ii) pending patent application that is a Memory Patent Right which application has been on file with the applicable patent office for no more than ten (10) years and for which there has been reasonably consistent activity to advance to issuance of a patent.

                                ARTICLE 2. GRANTS

2.1 Grants. Subject to the terms and conditions of this Agreement, during the License Exercise Period, Roche shall have the right with respect to each Product to obtain a sole and exclusive license, including the right to grant sublicenses pursuant to Section 2.3, under the Memory Patent Rights and to use the Memory Know-How, to make, use, offer for sale, sell and import such Product in the Territory for use in the Field (each, a "License"). The right of Roche to obtain a License as provided in this Section 2.1 shall be exercisable by Roche giving written notice to Memory and making or having made payment to Memory of all License Rights Maintenance Fees for such Product under Section 4.4 with respect to a License for a Product for a Neurological Indication or a Psychiatric Indication. If Roche exercises such right as provided herein, Memory

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

         shall be deemed to have granted such License hereunder without any requirement for further action by or on behalf of either Party.

         Nothing in this Agreement grants to Roche any right or license to use Memory Know-How for any purpose other than to make, use, offer for sale, sell and import Products in the Territory for use in the Field. Further, nothing in this Agreement shall limit the right of Memory to use Memory Know-How for any purpose not related to the making, using, offering for sale, selling or importing Products in the Territory for use in the Field.

2.2 Designation of Additional Compounds. In the event that, as of the date that is [*] years after the Effective Date, there are fewer than [*] Memory Compounds for either a Neurological Indication or a Psychiatric Indication with respect to which Memory has commenced the Initiation of Phase I, then Roche shall have the right to designate as Memory Compounds additional compounds which are nicotinic alpha-7 agonists in preclinical development by Memory, up to the number of compounds fewer than [*] as to which Memory has then not commenced the Initiation of Phase I. For example, if Memory has commenced the Initiation of Phase I with respect to one (1) Product for a Neurological Indication and one
         (1) Product for a Psychiatric Indication at the end of such [*] year period, then Roche shall have the right to designate as Memory Compounds up to [*] additional compounds which are nicotinic alpha-7 agonists in preclinical development by Memory. If Roche desires to exercise such right, Roche shall give written notice thereof to Memory and Memory shall provide to Roche, for evaluation purposes only, all test results, data (e.g., in vivo data, safety data and structure-activity relationship data) and applicable Memory Patent Rights relating to up to [*] compounds which are nicotinic alpha-7 agonists in preclinical development by Memory as may be selected by Roche. Within the sixty (60) day period following receipt by Roche of such items, Roche may designate such additional compounds, up to the number of compounds it is permitted to designate pursuant to this
         Section 2.2.

         After Roche has designated one or more such compounds as Memory Compounds, Memory may elect either to (i) continue development of such Memory Compound through the End of Phase IIa and be entitled to receive all License Rights Maintenance Fees with respect thereto, as and when provided in Section 4.4 hereof, or (ii) have Roche assume all preclinical and clinical development of such Memory Compound(s) and pay all costs related thereto, in which case the License Rights Maintenance Fees otherwise payable by Roche with respect to such Memory Compound(s) shall be reduced by [*] percent ([*]), the events for payments by Roche specified in Section 4.4 shall not include the delivery of any data or reports and Roche shall have a License to such Memory Compound(s) as provided in Section 2.1 effective as of the date Roche assumes the preclinical and clinical development of such Memory Compound.

2.3 Restrictions on Third Party Rights. Memory shall not grant any license or rights to a Third Party with respect to any compound that is a nicotinic alpha-7 agonist unless and until Roche has declined or failed to exercise its right to obtain a License to such compound pursuant to Sections 2.1 and 16.4(a) hereof. In the event that Roche so declines or fails to exercise its right to obtain a License to such compound, Memory shall be free to license or grant any rights to a Third Party with respect to such compound.

2.4      Sublicense Rights. The rights and licenses granted to Roche under
         Section 2.1 shall include the right to grant sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part, solely to the extent necessary to make, use, offer for sale, sell or import Products in the Territory for use in the Field. If Roche grants such a sublicense, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sublicensee to the same extent as they apply to Roche for all purposes. Roche assumes full

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         responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate or Third Party sublicensee and will itself account to Memory for all payments due under this Agreement by reason of such sublicense.

         Notwithstanding the above, Roche shall not have the right to sublicense the rights granted to Roche under Section 2.1 to any Third Party with respect to any Product (i) in a Major Market Country, except upon the prior written approval of Memory, which approval Memory shall not unreasonably withhold and (ii) in the US, except upon the prior written approval of Memory so long as Memory has a co-promotion right for such Product, which approval may be granted or withheld by Memory in its sole discretion.

         Any sublicense may, at the written election of Memory, continue in full force and effect after the termination of any of the underlying licenses granted herein to Roche (the foregoing shall apply to a termination in whole or in part of such underlying licenses). Upon the licenses granted herein to Roche becoming fully paid up pursuant to
         Section 16.1(b), any and all sublicenses granted by Roche similarly shall become fully paid up as to Memory.

2.5 Memory Co-Promotion Right. Memory shall have the right to co-promote each Product in the US, on a Product-by-Product basis, in accordance with the provisions of Exhibit A hereto. Within forty-five (45) days after the end of Phase II with respect to each Product, Roche shall provide Memory with (i) the results and analysis of Phase II studies, and (ii) Roche's then final, approved Phase III development plan (including budget). Memory shall exercise its co-promotion right with respect to each Product by (a) giving written notice thereof to Roche within forty-five (45) days after receipt of the items described in the immediately preceding sentence, and (b) making a one-time payment to Roche in the amount of [*] percent ([*]%) of Roche's budgeted Phase III global development costs for such Product as set forth in Roche's then final, approved Phase III development plan (including budget). If Memory exercises its right to co-promote a Product in the US, the royalties otherwise payable by Roche to Memory hereunder with respect to the Net Sales of such Product in the US shall be reduced by [*] percent ([*]%). Upon Memory's exercise of its co-promotion right with respect to any Product, the Parties shall negotiate in good faith and enter into a Co-Promotion Agreement consistent with terms set forth in Exhibit A hereto.

2.6 Requirement to Divest. If Roche is required by a relevant government authority in a given country of the Territory to divest rights to a Memory Compound and/or Product with respect to which Roche has not commenced the Initiation of Phase III, then Roche shall use its reasonable best efforts to obtain authority to fulfill such requirement by returning rights to Memory to the Memory Compound and/or Product in accordance with Section 16.5.

                              ARTICLE 3. DILIGENCE

3.1 Diligence. Memory shall use reasonable diligence in proceeding with the development of Products through the End of Phase IIa, except for (i) compounds designated by Roche as Memory Compounds with respect to which Roche has assumed all preclinical and clinical development pursuant to
         Section 2.2 hereof and (ii) Products with respect to which Roche has exercised its rights pursuant to Section 4.6 hereof. Roche shall use reasonable diligence in proceeding with the development of each Product, including obtaining required Regulatory Approvals, manufacturing, marketing and sale of such Product in the Major Market Countries, from and after the date Roche obtains the License related thereto.

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         Reasonable diligence as used in this Agreement shall mean the same standard of effort as used by the Parties, or in any case not less than common in the industry taken as a whole for similarly situated companies for the activities to be undertaken pursuant to this Agreement, including, in the case of Roche, the development, clinical testing, manufacturing, marketing and sale of a product which (i) must receive regulatory approval in Major Market Countries and (ii) has similar potential for a Neurological Indication or a Psychiatric Indication as the compounds for which Roche has obtained a License, taking into account scientific, business and marketing and return on investment considerations. It is understood that such compound potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations. The Parties also acknowledge that, even within the Major Market Countries, Roche and its Affiliates do not always seek to market their own products in every such country or seek to obtain regulatory approval in every such country or for every potential indication or every compound that has potential for an indication. As a result, the exercise by Roche of reasonable diligence is to be determined by judging its efforts taken as a whole.

         During the [*] year period after the Effective Date, Memory agrees to devote at least [*] FTEs to the Strategic Alliance. During the [*] year period after the Effective Date, Memory shall use reasonable diligence to characterize and advance development of nicotinic alpha-7 agonist compounds for Alzheimer's disease and schizophrenia, but such diligence shall be not less than Memory's diligence to develop nicotinic alpha-7 agonist compounds for other specific disease states.

         If either Party believes in good faith that the other Party has failed to utilize reasonable diligence as required by this Section 3.1, then such Party may give the other Party written notice of such alleged failure, identifying the Memory nicotinic alpha-7 agonist compound or Product (if known) and giving specific detailed reasons of such allegation. Within sixty (60) days following the other Party's receipt of any such notice ("Response Period"), the other Party shall have the right to provide such Party with a written response specifying, in reasonable detail, how it has used reasonable diligence as required hereby.

         If the other Party has failed to provide within the Response Period a written response, in reasonable detail, indicating the manner in which it is in compliance with its obligations under this Section 3.1 or in which it has remedied any breach thereof, or the other Party has failed within the Response Period to remedy any breach of its obligations under this Section 3.1, then the non-defaulting Party shall have the right to terminate this Agreement, in whole or in part, as described in this Section 3.1, upon written notice to such Party effective as of the end of the Response Period.

         In the event of a dispute between the Parties with respect to whether either Party has complied with its obligation under this Section 3.1, then such dispute shall be resolved in accordance with Article 17. The consequences of any termination under this Section 3.1 are set forth in
         Section 16.5 and Article 17.

3.2 3.2 Effect of Merger on Diligence. If (i) substantially all of the pharmaceutical business of Roche becomes merged or acquired or (ii) Roche acquires substantially all of the pharmaceutical business of an entity having an average annual pharmaceutical preclinical research expenditure in excess of [*] per year, then at any time during the period from a public announcement by Roche of its intention to effect such merger or acquisition (each such transaction described in clauses
         (i) and (ii) being hereinafter called a "Transaction") through [*] after the closing of such Transaction, Memory shall have the right to request in writing to the Head of Global Pharmaceuticals of Roche a status of and future plans for the progress of development and

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         commercialization of Products ("Status Request"). This right may be exercised by Memory not more than [*].

         If, following a Status Request, Memory believes in good faith that Roche has failed to progress development and commercialization of Products solely because of the Transaction, then Memory may give Roche written notice of such alleged failure, identifying the Product and region at issue and giving specific detailed reasons of such allegation. Within [*] following Roche's receipt of any such notice from Memory ("Status Response Period"), Roche shall have the right to provide Memory with a written response specifying, in reasonable detail, how the Transaction per se has not had any negative impact on such development and commercialization progress.

         If Roche has failed to provide within the Status Response Period a written response, in reasonable detail, indicating the manner in which development and commercialization of Products has not failed to progress solely because of the Transaction or in which it has remedied any such failure, or Roche has failed within the Status Response Period to remedy any such failure to progress, then Memory shall have the right to terminate this Agreement, in whole or in part, as described below in this Section 3.2, upon written notice to Roche effective as of the end of the Status Response Period. Memory shall have the right to terminate this Agreement as to any region described in Section 3.1 if development and commercialization of the Products has failed to progress solely because of the Transaction with respect to the Products (taken as a whole) in such region. Memory shall have the right to terminate this Agreement in the Territory with respect to any Product if development and commercialization of such Product has failed to progress solely because of the Transaction in at least two of the three regions described in Section 3.1. Memory shall have the right to terminate this Agreement in its entirety if development and commercialization of the Products (taken as a whole) has failed to progress solely because of the Transaction in at least two of the three regions described in Section 3.1.

         The Parties confirm and agree that nothing in this Section 3.2 limits the obligations of Roche or the rights of Memory under Section 3.1.

                          ARTICLE 4. PAYMENT TO MEMORY

4.1 Technology Access Fee. Roche shall pay Memory a technology access fee of ten million dollars ($10,000,000), which shall be non-refundable and non-creditable, and due and payable on or before the later of twenty
         (20) days after the Effective Date or five (5) days after the closing of the purchase by Roche of Memory's Series Roche Preferred Stock as provided in Section 4.2 hereof.

4.2 Purchase of Series Roche Preferred Stock. Contemporaneous with the execution of this Agreement, Roche shall execute a Securities Purchase Agreement to purchase from Memory shares of Memory's Series Roche Preferred Stock in the aggregate amount of ten million dollars ($10,000,000), based on a purchase price of $3.60 per share, upon the terms and conditions set forth in the Securities Purchase Agreement attached as Exhibit B hereto.

4.3 Research and Development Support. Roche shall pay to Memory a total of six million dollars (US $6,000,000) for research and development support, which amount shall be non-refundable and non-creditable, and which will be due and payable in eight (8) equal quarterly installments of seven hundred fifty thousand dollars (US $750,000) per installment, each installment due and payable within thirty (30) days after (i) the first day of each calendar quarter after the Effective Date and (ii) receipt by Roche of an invoice for such sums.

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4.4      Payments to Maintain Roche License Rights.
         -----------------------------------------

         (a) Neurological Indications. Roche shall pay to Memory, in order to maintain its license rights pursuant to Section 2.1 and the other provisions of this Agreement with respect to such Product, the following non-refundable and non-creditable payments upon the first occurrence of the following events for such Product if such Product contains a different Memory Compound then any Memory Compound contained in the Product for which any payment has been made under Section 4.4(b):

                  --------------------------------------------------------------
                           EVENT                              PAYMENT (MIO US$)
                  --------------------------------------------------------------
                  [*] (or foreign equivalent)] for a             [*] *
                  Neurological Indication and delivery
                  of the data and reports specified
                  in Schedule 1
                  --------------------------------------------------------------
                  [*] (or foreign equivalent) for a              [*]**
                  Neurological Indication and delivery
                  of the data and reports specified in
                  Schedule 1]
                  --------------------------------------------------------------
                  [*] (or foreign equivalent) for a              [*]***
                  Neurological Indication and delivery
                  of the data and reports specified in
                  Schedule 1
                  --------------------------------------------------------------







----------------

* Based upon this event occurring on or before [*]. If this event occurs after such date, the payment shall be reduced to [*] dollars ($[*]).

** Based upon this event occurring on or before [*]. If this event occurs after such date, the payment shall be reduced to [*] dollars ($[*]).


*** If any Product is for a Neurological Indication other than Alzheimer's disease, then the payment shall be reduced to [*] dollars ($[*]).

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         (b) Psychiatric Indications. Roche shall pay to Memory, in order to maintain its license rights pursuant to Section 2.1 and the other provisions of this Agreement with respect to such Product, the following non-refundable and non-creditable payments upon the first occurrence of the following events for such Product if such Product contains a different Memory Compound than any Memory Compound contained in a Product for which any payment has been made under Section 4.4(a):

                  --------------------------------------------------------------
                           EVENT                              PAYMENT (MIO US$)
                  --------------------------------------------------------------
                  [*] (or foreign equivalent) for                [*]*
                  Psychiatric Indication and delivery
                  of the data and reports specified in
                  Schedule 1
                  --------------------------------------------------------------
                  [*] (or foreign equivalent) for                [*]**
                  a Psychiatric Indication and delivery
                  of the data and reports specified in
                  Schedule 1
                  --------------------------------------------------------------
                  [*] (or foreign equivalent) for                [*]***
                  a Psychiatric Indication and delivery
                  of the data and reports specified in
                  Schedule 1
                  --------------------------------------------------------------

                  Each payment in Section 4.4 (a) and 4.4 (b) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable event. Roche will make each of such payments only once for each Product, for the first occurrence of a respective event, regardless of how many times the event may be subsequently achieved with such Product.

                  For the avoidance of doubt, the Parties confirm and agree that no amount payable under this Article 4 shall reduce any royalties payable under Article 5.

         (c) Reduction of Milestone Payments. Notwithstanding anything to the contrary contained in this Section 4.4, if within [*] of Memory's receipt of a payment pursuant to Section (a) or (b) with respect to the [*] for a Product for a Neurological Indication or a Psychiatric Indication, Memory otherwise would be entitled to receive a payment upon the occurrence of the same or any other event set forth in Section (a) or (b) for another Product for a Neurological Indication or a Psychiatric Indication, respectively, the amount of such payment shall be reduced by [*] percent ([*]%).

         (d) Limitation on Payment Reductions. Notwithstanding anything to the contrary contained in this Section 4.4, in no event shall the payment by Roche to Memory with respect to the occurrence of the [*] be less than [*] dollars ($[*]) for a Product for a Neurological Indication or [*] dollars ($[*]) for a Product for a Psychiatric Indication.

4.5      Development Event Based Payments.
         ---------------------------------


----------------
* Based upon this event occurring on or before [*]. If this event occurs after such date, the payment shall be reduced to [*] dollars ($[*]).

** Based upon this event occurring on or before [*]. If this event occurs after such date, the payment shall be reduced to [*] dollars ($[*]).

*** If any Product is for a Psychiatric Indication other than schizophrenia, then the payment shall be reduced to [*] dollars ($[*]).

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         (a) Neurological Indications. Roche shall pay to Memory with respect to such Product the following non-refundable and non-creditable payments upon the first occurrence of the following events for such Product if such Product contains a different Memory Compound than any Memory Compound contained in a Product for which any payment has been made under Section 4.4(b) or 4.4(c):

                  --------------------------------------------------------------
                           EVENT                              PAYMENT (MIO US$)
                  --------------------------------------------------------------
                  [*] (or a foreign equivalent)                  [*]
                  for a Neurological Indication
                  --------------------------------------------------------------
                  [*] for a Neurological Indication              [*]
                  --------------------------------------------------------------
                  [*] for a Neurological Indication              [*]
                  --------------------------------------------------------------

         (b) Psychiatric Indications. Roche shall pay to Memory with respect to such Product the following non-refundable and non-creditable payments upon the first occurrence of the following events for such Product if such Product contains a different Memory Compound than any Memory Compound contained in a Product for which any payment has been made under Section 4.4(a) or 4.4(c):

                  --------------------------------------------------------------
                           EVENT                              PAYMENT (MIO US$)
                  --------------------------------------------------------------
                  [*] (or foreign equivalent) for                [*]
                  a Psychiatric Indication
                  --------------------------------------------------------------
                  [*] for a Psychiatric Indication               [*]
                  --------------------------------------------------------------
                  [*] for a Psychiatric Indication               [*]
                  --------------------------------------------------------------

         (c) Other Indications. Roche shall pay to Memory the following non-refundable, non-creditable payments upon the first occurrence of the following events for a Product if such Product contains a different Memory Compound than any Memory Compound contained in a Product for which any payment has been made under Sections 4.4(a) or 4.4(b):

                  --------------------------------------------------------------
                           EVENT                              PAYMENT (MIO US$)
                  --------------------------------------------------------------
                  [*] (or foreign equivalent) for                [*]
                  an Other Indication
                  --------------------------------------------------------------
                  [*] for an Other Indication                    [*]
                  --------------------------------------------------------------
                  [*] for an Other Indication                    [*]
                  --------------------------------------------------------------

                  Each payment in Section 4.5(a) and 4.5(b) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable event. Roche will make each of such payments only once for each Product, for the first occurrence of a respective event, regardless of how many times the event may be subsequently achieved with such Product.

                  For the avoidance of doubt, the Parties confirm and agree that no amount payable under this Article 4 shall reduce any royalties payable under Article 5.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

4.6 Early Exercise of Rights. If, at any time after the Initiation of Phase I with respect to a Product for a Neurological Indication or a Psychiatric Indication and prior to the earlier of the [*] related thereto and the date that is five (5) years after the Effective Date, Roche desires to obtain the license rights as described in Section 2.1 hereof with respect to a compound for a Neurological Indication or Psychiatric Indication, (i) Roche shall give written notice thereof to Memory and (ii) Memory shall provide to Roche, during any calendar year, for evaluation purposes only, all test results, data (e.g., in vivo data, safety data and structure-activity relationship data) and applicable Memory Patent Rights relating to up to [*] compounds which are nicotinic alpha-7 agonists in preclinical development by Memory as may be selected by Roche. Within the sixty (60) day period following receipt by Roche of such items with respect to each compound, Roche may designate such compound to obtain a License to such compound. Roche shall then pay to Memory a one-time payment of [*] percent ([*]%) all unpaid License Rights Maintenance Fees with respect to such Product; and thereupon Roche shall obtain a License with respect to such Product. Thereafter, Roche shall pay to Memory the remaining [*] percent ([*]%) of the License Rights Maintenance Fees with respect to such Product as and when provided in Section 4.4, except the events for payments by Roche specified in Section 4.4 shall not include the delivery of any data or reports. From and after the date of such notice, Roche shall be responsible for and pay all costs and expenses relating to the continued development of such Product, including obtaining all Regulatory Approvals with respect thereto.

         In the event that, within [*] years after the Effective Date, Memory has not [*] with respect to any Product, Roche shall thereafter have the right pursuant to this Section 4.6 to have Memory provide to Roche, during any calendar year, for evaluation purposes only, all test results, data (e.g., in vivo data, safety data and structure-activity relationship data) and applicable Memory Patent Rights relating to an unlimited number of compounds which are nicotinic alpha-7 agonists in preclinical development by Memory as may be selected by Roche. Within the sixty (60) day period following receipt by Roche of such items with respect to each compound, Roche may designate such compound to obtain a License to such compound. Roche shall then pay to Memory the License Rights Maintenance Fees with respect to such Product as and when provided in Section 4.4, except the events for payments by Roche specified in Section 4.4 shall not include the delivery of any data or reports. From and after the date of such notice, Roche shall be responsible for and pay all costs and expenses relating to the continued development of such Product, including obtaining all Regulatory Approvals with respect thereto.

                              ARTICLE 5. ROYALTIES

5.1 Royalties. Roche shall pay to Memory the following payments for a given Product having a Regulatory Approval for a Neurological Indication, based upon the Net Sales of such Product, which such Net Sales shall be subject to adjustment as provided in this Article 5. Such royalty payments shall be calculated by multiplying the following percentages by the following annual Net Sales of such Product (all Net Sales amounts in $ US million):

                  --------------------------------------------------------------
                      ANNUAL NET SALES                 PERCENT (%) OF NET SALES
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         By way of illustration, assume in calendar year 2012 that (i) Net Sales of the Product total $[*] and (ii) no adjustments or deductions to payments under this Article 5 apply. The royalties due and payable by Roche to Memory for such Net Sales would be $[*], calculated as follows:

                  --------------------------------------------------------------
                                        APPLICABLE SALES-
                    NET SALES             BASED PAYMENT          AMOUNT PAYABLE
                  (IN MILLIONS)            PERCENTAGE            (IN MILLIONS)
                  --------------------------------------------------------------
                      US$[*]                  [*]%                   US$[*]
                  --------------------------------------------------------------
                      US$[*]                  [*]%                   US$[*]
                  --------------------------------------------------------------
                      US$[*]                  [*]%                   US$[*]
                  --------------------------------------------------------------
                      US$[*]                                         US$[*]
                  --------------------------------------------------------------

5.2 Roche shall pay to Memory the following payments for a given Product having a Regulatory Approval for a Psychiatric Indication, based upon the Net Sales of such Product, which such Net Sales shall be subject to adjustment as provided in this Article 5. Such royalty payments shall be calculated by multiplying the following percentages by the following annual worldwide Net Sales of such Product (all Net Sales amounts in $ US million):

                  --------------------------------------------------------------
                      ANNUAL NET SALES                 PERCENT (%) OF NET SALES
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------
                          [*]                                   [*]
                  --------------------------------------------------------------

5.3 Roche shall pay to Memory royalties for given Product having a Regulatory Approval for an Other Indication, in an amount equal to [*] of the royalties payable for a Product having a Regulatory Approval for a Neurological Indication based upon the Net Sales of such Product, which royalty rate shall be subject to adjustment as provided in this
         Article 5.

5.4 Adjustment Related to Multiple Indications. Notwithstanding anything to the contrary contained in Section 5.1 hereof, in the event that a Product has a Regulatory Approval for more than one indication, Roche shall pay royalties to Memory based upon the royalty schedule providing the highest applicable royalty rates for which a Regulatory Approval has been obtained in a Major Market Country. Specifically, if the Product is approved for (i) a Neurological Indication in a Major Market Country and for another indication other than a Psychiatric Indication, the royalties payable by Roche to Memory shall be based upon Net Sales of such Product in the Territory as if all of such Net Sales occurred for such Neurological Indication; (ii) a Psychiatric Indication in a Major Market Country and for another indication, the royalties payable by Roche shall be based upon Net Sales of such Product in the Territory as if all of such Net Sales occurred for the Psychiatric Indication; and (iii) multiple Other Indications, then the royalties payable by Roche to

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         Memory shall be equal to [*] of the royalties payable under the royalty schedule for a Product approved for a Neurological Indication.

5.5 Term of Royalty Payments. Roche shall calculate and make royalty payments to Memory under this Article 5 commencing on Launch in any country. The Net Sales of a given country shall be included for purposes of calculating royalties under this Section until the later of
         (a) expiration of the last to expire of Composition of Matter Claim in such country and (b) ten (10) years from the Launch of such Product in such country. With respect to the ten (10) year period, the EU will be considered as one country.

5.6 Adjustments Related to Valid Claims. For a given Product, if in, or with respect to, a country of the Territory no Valid Claim Covers such Product, then Roche may calculate royalties for such Product using only [*] percent ([*]%) of the amount Roche would have used for such country to calculate royalties for such Product if a Valid Claim Covered such Product in such country unless prior to ten years from the Launch of such Product in, or with respect to, such country (EU considered as one country) a Valid Claim Covering such Product exists in, or with respect to, such country in which case Roche shall resume calculating royalties using [*] percent ([*]%) of such amount.

5.7 Adjustments Related to Third Party Competition. For a given Product in a given calendar quarter, if in a country of the Territory (a) a Third Party is selling Bioequivalent Product, and (b) Roche has an obligation to make payments under this Agreement with respect to Net Sales of the given Product in such country, and (c) a Valid Claim Covers the given Product in such country and (d) in such country, sales of units of Bioequivalent Products in aggregate total at least [*] percent ([*]%) of the aggregate sales of units of Bioequivalent Products and Products as measured at the end of such calendar quarter, and (e) Roche has, if it is reasonable under the circumstances, brought in the country and continued to diligently prosecute a patent infringement suit under any relevant Composition of Matter Claims against the Third Party or another in privity, then Roche shall have the right to calculate royalties with respect to such calendar quarter by including only [*] percent ([*]%) of the amount Roche would have otherwise included for such country to calculate sales-based payments if no Bioequivalent Product existed in such country.

5.8 Adjustments Related to Third Party Payments. Roche or its Affiliate shall pay and be responsible for the entire consideration owed to any Third Party pursuant to the terms of any existing or future patent licensing agreement relating to a Product. Roche shall have the right to deduct a maximum of [*] percent ([*]%) of the consideration actually paid by Roche or its Affiliate to a Third Party (other than [*] or [*] with respect to any license under a patent which Covers the molecule per se of the compound which is the nicotinic alpha-7 agonist that is included in a given Product, from payments otherwise due and payable by Roche to Memory under this Agreement. In no event as a result of this
         Section 5.8 shall Roche reduce the royalties owed to Memory under this
         Article 5 by greater than [*] percent ([*]%) of Net Sales in the Territory for a given calendar quarter (and Roche shall be entitled to accumulate amounts not permitted to be deducted in a prior period and deduct such amounts in a future period).

         Notwithstanding the above, (i) any payment owed under an agreement between Memory and The Trustees of Columbia University dated July 22, 1998, as it may be amended, shall be the sole responsibility of Memory, and (ii) any payment owed under any agreement between Roche or its Affiliate and any Third Party entered into prior to the Effective Date shall be the sole responsibility of Roche, for which Roche shall not be entitled to any deduction from payments due and payable to Memory under this Agreement.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

5.9 Bonus Payment. Roche shall pay to Memory a one-time, non-refundable and non-creditable amount after the first occurrence of the following event with respect to the first Product having Regulatory Approval for a Neurological Indication:

                  --------------------------------------------------------------
                                EVENT                             PAYMENT (US$)
                  --------------------------------------------------------------
                  Net Sales exceed [*] dollars ($[*]) for            [*]
                  a full calendar year (Jan. 1 - Dec. 31)
                  during the Agreement Term
                  --------------------------------------------------------------
                  Net Sales exceed [*] dollars ($[*]) for            [*]
                  a full calendar year (Jan 1 - Dec 31)
                  during the Agreement Term
                  --------------------------------------------------------------

         Roche shall pay to Memory a one-time, non-refundable and non-creditable amount after the first occurrence of the following event with respect to the first Product having a Regulatory Approval for a Psychiatric
         Indication:

                  --------------------------------------------------------------
                                EVENT                             PAYMENT (US$)
                  --------------------------------------------------------------
                  Net Sales exceed [*] dollars ($[*]) for            [*]
                  a full calendar year (Jan. 1 - Dec. 31)
                  during the Agreement Term
                  --------------------------------------------------------------
                  Net Sales exceed [*] dollars ($[*]) for            [*]
                  a full calendar year (Jan 1 - Dec 31)
                  during the Agreement Term
                  --------------------------------------------------------------

         Each payment in this Section 5.9 shall be due and payable by Roche within sixty (60) days after occurrence of the applicable event. Notwithstanding anything to the contrary, payment shall be made pursuant to this Section 5.9 with respect to a Product for a Neurological Indication or a Psychiatric Indication only if such Product contains a different Memory Compound than any Memory Compound contained in a Product for which payment previously has been made pursuant to this Section 5.9.

5.10 Combination Products. In the event Roche or its Affiliates intend to sell a Combination Product, the Parties shall meet approximately one
         (1) year prior to the anticipated commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance and value (including consideration of relative market share, sales potential and price potential) of the Product and the other pharmaceutically active agent(s) contained in the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days), the Parties cannot agree to an appropriate adjustment, Net Sales shall equal Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Product and the denominator (including consideration of relative market share, sales potential and price potential) of which is the reasonable fair market value (including consideration of relative market share, sales potential and price potential) in the aggregate of all pharmaceutically active agents contained in the Combination Product.

5.11 Mechanisms for Adjustments. In no event shall any adjustments pursuant to Sections 5.6, 5.7 and 5.8 result in Memory receiving royalties for a given calendar quarter pursuant to Sections 5.1, 5.2 and 5.3 in an amount less than [*] percent ([*]%) of the amounts set forth therein as if no adjustment(s) had been made. If Roche obtains a license to a compound which is a nicotinic alpha-7 agonist from a Third Party and includes such compound in a Product, as a result of which

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
         the Product becomes a Combination Product, Roche shall not be entitled to an adjustment pursuant to Section 5.8 as a result of such license.

                     ARTICLE 6. PAYMENT, REPORTING, AUDITING

6.1      Currency and Conversion.
         -----------------------

         (a) All payments under this Agreement shall be in U.S. Dollars by wire transfer of immediately available funds in accordance with instruction or instructions from the Party being paid.

         (b) Whenever calculation of Net Sales requires conversion from any foreign currency, Roche shall convert the amount of Net Sales in foreign currencies as computed in Roche's central Swiss Francs Sales Statistics for the countries concerned, using for internal foreign currency translation Roche's then current standard practices actually used on a consistent basis in preparing its audited financial statements.

         (c) For sublicensees in a country, when calculating the Net Sales, the sublicensee shall report to Roche the amount of such sales within thirty (30) days from the end of the reporting period, after having converted each applicable monthly sales in foreign currency into Swiss Francs using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country) for each respective month of the reporting period.

6.2 Payments. After the Launch of the Product in any country of the Territory, Roche shall calculate royalty payments set forth in Article 5 quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of a reporting period). Roche shall pay such payments quarterly within sixty (60) days after the end of each reporting period in which Net Sales occur during the Agreement Term.

         With each such payment, Roche shall deliver to Memory the following information split between the US and the ROW Territory:

         (a)      Adjusted Gross Sales for each Product;

         (b)      Net Sales for each Product;

         (c)      the royalty payments due to Memory for the reporting period;

         If Memory reasonably requests additional information relating to gross sales of the Products in the Major Market Countries, deductions therefrom to calculate Adjusted Gross Sales or Net Sales and/or adjustments thereto, Roche agrees to provide such information to Memory within a reasonable time, provided, that Memory shall have the rights to exercise such requests not more than once during any period of twelve (12) consecutive months.

         In the event Roche does not pay Memory any amounts due under this Agreement, including pursuant to Articles 4 and 5, within the applicable time period set forth herein, without limiting Memory's rights under Article 16, such payment shall bear interest, to the extent permitted by applicable law, at the rate of interest (prime rate) as published from time to time in the weekly Federal Reserve H.15 bulletin (or a successor or similar publication) plus [*]% for the applicable period calculated on the number of days such a payment is overdue.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

6.3      Taxes.
         -----

         (a) Memory shall pay all applicable taxes levied on Memory under this Agreement.

         (b) If provision is made in law or regulation of any country for withholding of taxes of any type, levies on Memory or other charges against Memory with respect to any amounts payable under this Agreement to Memory, Roche shall promptly pay such tax, levy or charge for and on behalf of Memory to the proper governmental authority, and shall promptly furnish Memory with receipt of such payment. Roche shall have the right to deduct any such tax, levy or charge actually paid from payment due Memory or be promptly reimbursed by Memory if no further payments are due Memory. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

6.4 Blocked Countries. If by reason of law Roche is unable to convert to U.S. Dollars a portion of the amount due by Roche under this Agreement, then Roche shall notify Memory in writing and, upon written request from Memory, Roche shall pay to Memory such portion, in the currency of any other country designated by Memory and legally available to Roche.

6.5      Accounting.
         ----------

         (a) Roche shall maintain and cause its Affiliates and sublicensees to maintain books of account containing all particulars that may be necessary for the purpose of calculating all payments under this Agreement. Such books of account shall be kept at their principal place of business. Memory shall have the right to engage Roche's independent, certified public accountant to perform, on behalf of Memory, an audit of such books and records of Roche and its Affiliates and sublicensees as is necessary to confirm any amounts payable to Memory under this Agreement for the period or periods requested by Memory and the correctness of any report or payments made under this Agreement.

         (b) Such audits shall be conducted during normal business hours upon reasonable prior written notice from Memory (minimum of thirty (30) days) in such a manner as to not unnecessarily interfere with Roche's normal business activities, and shall include results of no more than three (3) preceding calendar years prior to audit notification.

         (c) Such audit shall not occur more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. Notwithstanding the preceding, if Memory reasonably believes, after reviewing information received from Roche's independent public accountant, that an additional audit is appropriate to address an apparent discrepancy between Roche's returns and other information as is necessary for reporting hereunder, Memory shall have the right, by an audit specialty firm reasonably acceptable to Roche, employed by Memory and at Memory's own expense, to perform such appropriate audit procedures.

         (d) The use of all information, data, documents and abstracts referred above shall be for the sole purpose of verifying statements or compliance with this Agreement, shall be treated as Roche Confidential Information subject to Article 15 of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, need not be retained more than three (3) years from the end of the

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
                 calendar year to which each shall pertain. Audit results shall be shared by Roche and Memory.

         (e) If any audit hereunder reveals an underpayment, Roche shall promptly make up such underpayment. If any audit hereunder reveals an overpayment, Memory shall promptly reimburse such overpayment. Memory shall bear the full cost of any audit under this Section 6.5, unless such audit discloses an underpayment by Roche of more than [*] percent ([*]%) of the amount owed hereunder if Net Sales exceeds [*] dollars ($[*]) in the Territory for the calendar year, or [*] percent ([*]%) of the amount owed hereunder if Net Sales are equal to or less than [*] dollars ($[*]) in the Territory for the calendar year, in which case Roche shall bear the full cost of such audit as performed by Roche's independent, certified public accountant and any audit specialty firm employed by Memory, together with interest on any such underpayment from the date otherwise due through the date of payment at the rate set forth in Section 6.2.

         (f) The failure of Memory to request verification of any payment calculation during which corresponding records are required to be retained under this Section 6.5 shall be considered acceptance of such reporting by Memory.

                              ARTICLE 7. GOVERNANCE

7.1 The Strategic Alliance. The Parties hereby establish a Strategic Alliance with respect to the development of Products and the determination of licensing rights with respect thereto.

7.2 Joint Liaison Team. A Joint Liaison Team ("JLT") shall govern the research and development activities of the Strategic Alliance, including preparing development plans, supervising ongoing research and development activities, recommending actions in response to unforeseen events, supervising the transition of development and manufacturing activities from Memory to Roche and development of preclinical and clinical strategies (including clinical candidate selection, the commencement of the Initiation of Phase I and the Initiation of Phase
         IIa).

         (a)      Organization. The JLT shall consist of five (5) members, two
                  (2) members to be designated by Roche and three (3) members to be designated by Memory. Each Party shall notify the other Party of the member(s) designated by such Party, in writing, within thirty (30) days after the Effective Date. Any Party may withdraw the designation of any of its members of the JLT and designate a replacement at any time by giving prior written notice of the withdrawal and identifying the replacement to the other Party. The chairperson of the JLT shall be from Memory.

         (b) Meetings. The JLT shall hold semi-annual meetings on mutually agreeable dates, with the location of the meetings to alternate between Memory and Roche, or their Affiliate's, facilities. The frequency and location of such meetings may be modified by mutual agreement of the Parties. Notwithstanding the foregoing, one of the semi-annual meetings per year may be held by videoconference. Each Party shall pay its own expenses associated with the meeting. Each Party may, in its discretion, invite non-member employees to attend meetings of the JLT.

         (c) Decision-Making. Decisions of the JLT shall be by consensus, with each Party having one collective vote. If the JLT is unable to decide a matter by consensus, the Parties shall refer such matter for resolution to the Head of Global Research or the Head of Global Development on behalf of Roche and the Chief Scientific Officer of Memory ("Alliance

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

                  Executives"). If the Alliance Executives are unable to resolve any such matter after good faith discussions, then the final decision shall rest with Memory.

         (d) Dissolution. The JLT automatically shall be dissolved upon the end of the last to expire License Exercise Period, unless the Parties otherwise agree in writing.

7.3      Research and Development Activities. Subject to the provisions of
         Section 3.1 and the oversight of the JLT, Memory shall conduct, at its cost except as provided in Section 4.3 those research and development activities through the End of Phase IIa with respect to the Products that Memory deems necessary or appropriate.

         During the five (5) year period after the Effective Date, Memory shall obtain the prior written consent of Roche (which consent shall not be unreasonably withheld) before Memory shall commence the Initiation of Phase I with respect to more than [*] nicotinic alpha-7 agonist compounds.

7.4 Progress Reports. Within fifteen (15) days after the end of each calendar quarter, Memory shall prepare and deliver to Roche a written progress report for the JLT summarizing in reasonable detail the results to date of the Strategic Alliance, although Memory shall have no obligation to disclose any compound structures until the Initiation of Phase I with respect to such compound, except for Memory's obligation to provide such information to Roche pursuant to Section 2.2 or Section 4.6 hereof. In addition, upon request, Roche shall have the right to receive copies of the raw data from all test results of nicotinic alpha-7 agonist compounds. After each meeting, the JLT shall prepare a report summarizing the discussions held and conclusions reached and setting forth plans for the Strategic Alliance for the next six (6) months.

                         ARTICLE 8. CLINICAL DEVELOPMENT

8.1 Development. Memory, at its sole cost except as provided in Section 2.5, shall pursue clinical development of each Product through the date that Roche obtains a License with respect to such Product and, subject to the provisions of Section 3.1 hereof and oversight of the JLT, shall have sole control of all such clinical development activities. Roche, at its sole cost except as provided in Section 2.5, shall (1) pursue clinical development of each Product from and after the date that Roche obtains a License with respect to such Product and, subject to the provisions of Section 3.1 hereof and oversight of the DRT, be responsible for all such clinical development activities, and (2) obtain all government and health authority approvals which are required for Products to be manufactured and offered for sale in the Territory, including authorizations as may be required for the production, importation, pricing, reimbursement, and sale of Products in the Territory.

8.2      Development Review Team.
         -----------------------

         (a) Development Review Team Membership. For a given Product, no later than sixty (60) days after the End of Phase IIa for a Product, the Parties shall establish a Development Review Team (the "DRT") consisting of up to three (3) representatives from Roche and one (1) representative of Memory. Each Party may select alternative representatives to replace its DRT members selected by such Party as necessary, and may have other representatives attend meetings of the DRT in addition to the representatives of the Team. All guidance provided by the DRT shall be based upon the majority opinion of the DRT.

         (b) DRT Meetings and Responsibilities. No less than two times per year for so long as the DRT contemplates clinical development of a Memory Compound in the Territory for the


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

                 purpose of obtaining Regulatory Approval in a country of the Territory. Roche shall organize meetings of the DRT.

                 At its meetings, the DRT shall conduct a peer review of Roche's development of Products in the Territory and shall provide Roche with strategic guidance with respect to Roche's development of Products in the Territory.

                 Roche shall report to the DRT on all significant clinical and regulatory issues relating to Products, and the DRT shall make recommendations and provide strategic guidance with respect to such issues.

         (c) Costs. Each party shall be responsible for bearing its own costs related to the DRT.

                         ARTICLE 9. REGULATORY APPROVALS

Memory, at its sole cost, except as provided in Section 4.3, shall pursue all Regulatory Approvals in the Territory related to each Product through the date that Roche obtains a License with respect to such Product. Roche, at its sole cost, shall pursue all Regulatory Approvals in the Territory related to each Product from and after the date that Roche obtains a License with respect to such Product, including the preparation and filing of applications for Regulatory Approvals, as well as any or all governmental approvals required to manufacture, or have manufactured, and sell Products. Roche shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Products in all countries in the Territory. Roche or its Affiliates shall own and file all regulatory filings and Regulatory Approvals for all Products in all countries of the Territory.

Roche shall supply Memory with a copy of all material communications related to Product to or from the regulatory agencies for all Major Market Countries. Upon request of Memory, Roche shall supply Memory with a copy of all such communications in all countries.

Roche, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of Products worldwide. Adverse events related to the use of Product worldwide shall be in a single database, centralized, held and owned by Roche. Roche shall notify Memory of material adverse events related to Products.

                       ARTICLE 10. MANUFACTURE AND SUPPLY

10.1 Clinical Supplies of Product. Memory shall supply at its own cost all clinical supply of each Product and placebo to be used in the Territory through the date that Roche obtains a License with respect to such Product, either by itself or through a Third Party. Roche shall supply at its own cost all clinical supply of each Product and placebo to be used in the Territory from and after the date that Roche obtains a License with respect to such Product and during the remainder of the Agreement Term, either by itself or through a Third Party. Roche's requirements for supplying Product necessary to fill orders for sales for any particular calendar quarter shall take precedence over providing clinical supplies of the Product to Memory for that calendar quarter. The Parties shall cooperate in all reasonable respects relating to the transition of manufacturing activities from Memory to Roche. (For example, Roche will need Memory to continue to provide clinical supplies of the Product during this transition period.)

10.2 Commercial Supply. Roche shall be solely and exclusively responsible at its own expense for the manufacture and supply of Product for sale in the Territory, either by itself or through Third Parties.

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                          ARTICLE 11. COMMERCIALIZATION

Except as expressly set forth in Section 2.5, Roche, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Product in the Territory. During the Agreement Term, upon written request of Memory not to exceed once per year, Roche will fully inform Memory regarding the commercialization of Products in the Territory by Roche, its Affiliates and sublicensees.

                             ARTICLE 12. TRADEMARKS

Roche shall own worldwide all trademarks on and in connection with Products, and shall, at its cost, be responsible for procurement, maintenance and enforcement of all worldwide trademarks registration on and in connection with Products.

        ARTICLE 13. OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

13.1 Ownership of Intellectual Property. Ownership of any Patent Rights developed in the course of the Strategic Alliance shall be determined in accordance with United States federal law. Memory shall own all Inventions having as inventors only employees, consultants or agents of Memory or its Affiliate. Memory shall require all of its employees, consultants and agents to assign all inventions related to Products made by them to Memory.

13.2     Patent Prosecution and Maintenance.
         ----------------------------------

         (a) General. Memory shall have the right, but not the obligation, to prepare, file, prosecute (including interference and opposition proceedings) and maintain (including interferences, re-examination and opposition proceedings) (collectively, "Handle") the Memory Patent Rights.

                  Should Memory decide that it does not desire to Handle a Memory Patent Right in a given country, it shall provide written notice to Roche thereof no less than sixty (60) days prior to the date when the Memory Patent Right would become abandoned in such country. After receiving such notice, Roche may, but is not obligated, to Handle the Memory Patent Right in such country.

         (b) Memory Prosecution Obligations Prior to Roche Exercise. Prior to Roche exercising its right to obtain a License pursuant to
                  Section 2.1 hereof, Memory shall have no obligation to consult Roche with respect to prosecution or maintenance of any Memory Patent Rights. However, Memory shall have an obligation to keep Roche informed generally as to the status of any pending patent applications and issued patents. Memory will provide Roche with updates as to the status of Memory's patent prosecution on a regular basis (but no less than once per quarter).

         (c) Memory Prosecution Obligations After Roche Exercise. After Roche has exercised its right to obtain a License pursuant to
                  Section 2.1 hereof, Roche shall reimburse Memory, on a patent-by-patent basis, as to any Memory Patent Rights Covering the Product for which Roche has exercised its right to a License for fifty percent (50%) of any reasonable and documented external costs for Handling such patent or patent application incurred after the date Roche obtained such License.

                 If Roche obtains a License with respect to any Patent Rights Covering a Product, then:

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

                 (A) Memory shall use reasonable efforts to consult with Roche as to the Handling of any Memory Patent Rights in sufficient time (for example, thirty (30) days for instances where actions are due within three (3) months of a communication from a Patent Office) before any action is due to allow Roche to provide comments thereon, which comments Memory must reasonably consider if provided to Memory at least thirty (30) days before such action is due.

                 (B) Memory shall promptly notify and consult with Roche regarding any priority patent application ("Invention Priority Application") Covering such Product before filing said application.

                 (C) Memory shall promptly prepare and send to Roche a draft of the Invention Priority Application for the Roche's comment and approval, which shall be provided within thirty (30) days after receipt of such draft Invention Priority Application ("Comment Period").

                 (D) After reasonably considering Roche's comments, Memory shall file the Invention Priority Application. If Roche fails to provide comments on a draft within the Comment Period, Memory shall be free to file the Application at the end of the Comment Period or later.

                 (E) Within nine (9) months after the filing of an Invention Priority Application, Memory shall provide Roche a written list of countries ("Country List") in which Memory intends to file patent applications that claim priority from the given Invention Priority Application. Roche, as promptly as practicable, shall notify Memory in writing of those countries on the Country List and any additional countries ("Additional Countries") where Roche requests that patent applications be filed. In turn, Memory promptly shall notify Roche if it agrees with the filing of applications in such Additional Countries selected by Roche.

                 (F) Memory shall file patent applications at least in those countries where Roche and Memory agree to the filing of patent applications ("Mutually Agreed to Countries") as well as in Additional Countries selected by Roche that are not within the Mutually Agreed to Countries, provided that Roche shall reimburse Memory for the reasonable external prosecution costs in the Additional Countries. Memory shall have the option of filing an international application designating at least the Mutually Agreed to Countries, to be followed by national filings in the desired countries.

                 (G) Memory shall be responsible for the filing and prosecution of the patent applications and the maintenance of the granted patents as to the Mutually Agreed to Countries. Memory and Roche each will pay fifty percent (50%) of the reasonable external costs relating to the preparation, filing and prosecution of the patent applications and the maintenance of the granted patents.

                 (H) As to those countries where Roche and Memory do not agree to the filing of patent applications, the Party requesting the filing in said country shall be responsible for all costs relating to the filing and prosecution of the patent applications and the maintenance of the granted patents in said countries.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                 (I) Should Roche not respond to Memory within thirty (30) days after the date Memory provides the Country List, then Memory shall be free to initiate patent filings, at Memory's sole expense and discretion, in the countries Memory has selected or still selects.

                 (J) Memory's failure to notify Roche to the contrary within thirty (30) days after the date upon which Roche notifies Memory of the Additional Countries will be deemed an agreement on the part of Memory to file patent applications in all such Additional Countries and to pay fifty percent (50%) of the reasonable external costs associated with such filings.

                 (K) If, in a country, at any time, Roche decides not to continue funding the prosecution of a patent application or maintenance of a patent under this Section 13.2, Roche shall notify Memory in writing ("Withdrawal Notice"), and Roche shall be relieved from paying any further expenses with regard to the patent filing in the country. After receiving the Withdrawal Notice, Memory may but is not obligated, at its sole expense and discretion, to continue to prosecute and maintain the patent filing in the country.

                 (L) If, in a country, at any time, Memory decides not to continue the prosecution of a patent application or maintenance of a patent under this Section 13.2, and such patent application or patent is not one as to which Roche has already sent a Withdrawal Notice, then Memory shall notify Roche in writing no less than sixty (60) days prior to the date when the patent application or patent would become abandoned in such country. At Roche's written request and no cost to Memory, Memory shall then assign to Roche such patent application or patent in such country, and Roche may thereafter continue to prosecute and maintain the patent filing in the country, at Roche's own cost and in Roche's name, to the extent Roche desires to do so.

                 (M) For the Mutually Agreed to Countries and Additional Countries, Memory shall consult with Roche as to the prosecution and maintenance of all patent applications and patents claiming Inventions in sufficient time (for example, thirty (30) days for instances where actions are due within three (3) months of a communication from a Patent Office) before any action is due to allow Roche to provide comments thereon, which comments Memory must reasonably consider.

13.3 Prosecution Costs. Memory shall be solely responsible for payment of the reasonable costs to Handle the Memory Patent Rights, except as otherwise provided in Section 13.2 above.

13.4 Cooperation. The Parties agree to cooperate in the preparation, prosecution and maintenance of all patent applications filed under
         Article 13, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to Memory concerning the invention disclosed in such patent application, obtaining execution of such other documents which shall be needed in the filing and prosecution of such patent applications, discussing in good faith foreign filing strategy, and, as requested, updating each other regarding the status of such patent applications.

13.5 Infringement. Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringement of any Memory Patent Right by a Third Party making, using, offering for sale, selling, or importing a compound which

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
         is a nicotinic alpha-7 agonist or a product containing a compound which is a nicotinic alpha-7 agonist (collectively "NA7 Infringement").

         After Roche has exercised its right to obtain a License with respect to a Product, Roche shall have the first right to bring and control any action or proceeding with respect to NA7 Infringement relating to a Memory Patent Right Covering such Product at Roche's own expense and by counsel of its own choice, and Memory shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Roche fails to bring any such action or proceeding with respect to NA7 Infringement within (a) [*] days following the notice of alleged infringement or (b) [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Memory shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

         A Party that elects to bring and control an infringement action pursuant to this Section 13.5 shall provide prompt written notice to the other Party of any such suit commenced or action taken by such Party.

         Upon written request, the Party bringing suit or taking action ("Initiating Party") shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies of all substantive documents and communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

         The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including, without limitation, the Initiating Party's attorneys' fees and court costs. Prior to Roche exercising its right to obtain a License with respect to the Product that is the subject of the suit or action, Memory shall pay attorneys' fees and court costs and shall be entitled to retain any damages, settlement fees or other consideration received as a result of such suit or action. After Roche has exercised its right to obtain a License with respect to the Product which is the subject of such suit or action, the Parties' attorneys' fees and court costs in connection with any such suit or action shall be deducted from any damages, settlement fees or other consideration received as a result of such suit or action and the balance thereof shall belong to the Initiating Party, except to the extent such damages, settlement fees or other consideration are attributable to lost profits with respect to Products in the Territory, in which case the Parties shall share in such recovery as follows: (i) if Memory has exercised its co-promotion right with respect to such Product, Memory shall receive [*]% of the lost profits for such Product and Roche shall receive the remaining [*]%; or (ii) if Memory has not exercised its co-promotion right with respect to such Product, Memory shall receive the royalty that it would have pursuant to Article 5 had the infringing sales been made by the Parties, and Roche would receive the balance of the recovery.

         If the Initiating Party believes it reasonably necessary, upon written request to the other Party, the other Party shall join as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party's written request, the other Party shall offer reasonable assistance to the Initiating Party at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and have its own representation in any such suit or action at its own expense.

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

         Prior to Roche obtaining a License with respect to the Product which is the subject of such suit or action, Memory shall have the sole right to control any settlement and all negotiations relating thereto. After Roche has exercised its right to obtain a License with respect to the Product which is the subject of suit or action, the Initiating Party shall have the right to control settlement; provided, however, that no settlement shall be entered into without the written consent of the other Party, not to be unreasonably withheld.

         For the avoidance of doubt, Memory shall have the right, but not the obligation, to bring and control any action or proceeding with respect to any Memory Patent Right relating to infringement other than NA7 Infringement, at its own expense, without obligation or notice to Roche.

13.6 Hatch-Waxman. Notwithstanding anything to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. Prior to Roche exercising its right to obtain a License which respect to a Product, then Memory shall have the sole right to enforce Memory Patent Rights Covering such Product. After Roche has exercised its right to obtain a License with respect to a Product, then Roche shall have the right to enforce Memory Patent Rights Covering such Product; and Roche shall have [*] days from the date on which it receives or provides a copy of such certification to provide written notice to Memory ("H-W Suit Notice") whether Roche will bring suit, at its expense, within a [*] day period from the date of such certification. Should such [*] day period expire without Roche bringing suit or providing such H-W Suit Notice, then Memory shall be free to immediately bring suit in its name. If Roche brings suit, at Roche's written request, Memory agrees to be named as a party to such suit.

13.7 Patent Notices. All notices provided under this Article 13 to Roche shall be given to:

                  F.Hoffmann-La Roche Ltd
                  Grenzacherstrasse 124
                  CH-4070 Basel, Switzerland
                  Attn:    Head, Patent Law

with copies of all notices relating to U.S. cases to:

                  Hoffmann-La Roche Inc.
                  340 Kingsland Street
                  Nutley, New Jersey 07110
                  Attn:    Chief Patent Counsel

All notices provided under this Article 13 to Memory shall be given to:

                  Memory Pharmaceutical Corp.
                  100 Philips Parkway
                  Montvale, New Jersey 07645
                  Attn: Head of Business Development

With copies of all notices to:

                  Millen, White, Zelano and Branigan, P.C.

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

                  Arlington Courthouse, Plaza I
                  2200 Clarendon Blvd, Suite 1400
                  Arlington, Virginia 22201
                  Attn: Anthony Zelano, Esq.

                   ARTICLE 14. REPRESENTATIONS AND WARRANTIES

14.1 Representations and Warranties of Both Parties. Each Party warrants and represents to the other Party that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

14.2     Representations and Warranties of Memory.
         ----------------------------------------

         (a) Corporate Action. Memory represents and warrants to Roche that all corporate action on the part of Memory, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and
                  (ii) the performance of all obligations of Memory hereunder has been taken and this Agreement constitutes the legal and binding obligation of Memory, enforceable against Memory in accordance with its terms.

         (b) No Conflict. Memory represents and warrants to Roche that the execution of this Agreement and the performance of the transactions contemplated by this Agreement by Memory will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Memory is a party or by which it or any of its property is bound.

         (c) Right to Grant Licenses. Memory represents and warrants to Roche that it has the right to grant Roche the licenses and sublicenses that Memory hereby grants to Roche under this Agreement.

         (d) Third Party Patent Infringement. Memory represents and warrants that as of the Effective Date, to its actual knowledge of its senior executives, after consultation with patent counsel, there is no issued patent right owned or controlled by any Third Party which Covers the lead compounds of the Program identified by Memory to Roche and would prevent Roche from selling such Memory Compound in any country of the Territory. As of the date hereof, the Memory Patent Rights in existence as of the Effective Date are owned exclusively by Memory; and Memory's senior executives, after consultation with patent counsel, have no actual knowledge of any information that would, in their opinion, render invalid and/or unenforceable Composition of Matter Claims for the lead compounds of the Program in such Memory Patent Rights.

         (e) No Material Mistatements. Memory warrants and represents to Roche that (i) its senior executives have not intentionally failed to disclose any information actually known to them which in their reasonable opinion, would be material to Roche entering into this Agreement, and to the actual knowledge of such senior executives such information does not contain any untrue statement of material fact or omit to state a material fact; (ii) it has provided correct and complete copies of all documents furnished to Roche.

14.3 Representations and Warranties of Roche. Roche represents and warrants to Memory that all corporate action on the part of Roche, its officers, directors and stockholders necessary for (i) the

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
         authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Roche hereunder has been taken and this Agreement constitutes the legal and binding obligation of Roche, enforceable against Roche in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Roche will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Roche is a party or by which it or any of its property is bound.

14.4 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. MEMORY AND ROCHE DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS. IN NO EVENT SHALL EITHER MEMORY OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

                      ARTICLE 15. CONFIDENTIAL INFORMATION

15.1 Treatment of Confidential Information. In carrying out rights and obligations under this Agreement, the Parties will be sharing proprietary information ("Confidential Information") with each other. Except as permitted by this Agreement, each Party shall and shall cause its Affiliates to treat Confidential Information received from the other Party as it treats its own proprietary information. In particular, it shall not disclose, divulge or otherwise communicate such Confidential Information to Third Parties, or use it for any purpose except pursuant to and in order to carry out its obligations under this Agreement during the Agreement Term and for a period of [*] years thereafter; provided that, each Party (i) may disclose the Confidential Information to such of its directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents to the extent reasonably necessary to carry out its obligations under this Agreement, and (ii) hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure or use of Confidential Information.

15.2 Release from Restrictions. The provisions of Section 15.1 shall not apply to any Confidential Information which:

         (a) was known or used by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party or its Affiliates by the Disclosing Party or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates; or

         (b) either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates by a Third Party rightfully in possession of the Confidential Information; or

         (c) either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the


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

                 part of the Receiving Party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or

         (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates; or

         (e) is reasonably determined to be required to be disclosed by the Receiving Party or its Affiliates to comply with applicable securities or other laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving Party or its Affiliates uses all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party or its Affiliates and to take reasonable and lawful actions to avoid or limit such disclosure; or

         (f) is disclosed to a Party's financial sources or potential acquirors of its stock or assets (directly or indirectly) so long as, with respect to a potential purchase the potential acquirer or financial source executes a confidentiality agreement which is at least as restrictive as the provisions of this Article 15.

15.3 Exceptions. The restrictions set forth in this Article 15 shall not prevent either Party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a Product in accordance with the terms of this Agreement or (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to secure government approval for the development or marketing of a Product.

15.4 Publications. During the Agreement Term, the following provisions shall apply with respect to the disclosure in scientific journals, publications or scientific presentations by any Party relating to any scientific work performed as part of the Strategic Alliance:

         (a) A Party (the "Publishing Party") shall provide the other Party with a copy of any proposed publication relating to the work performed and/or the results achieved in the conduct of the Strategic Alliance at least forty-five (45) days prior to submission for publication so as to provide such other Party an opportunity to recommend any changes it reasonably believes are necessary to preserve the Confidential Information belonging in whole or in part to such other Party, and the incorporation of such recommended changes shall not be unreasonably refused;

         (b) If such other Party in writing notifies ("Notice") the Publishing Party, within forty-five (45) days of receipt of the copy of the proposed publication, that such publication in its reasonable judgment (i) contains an Invention for which the other Party reasonably desires patent protection or (ii) disclosure to competitors could be expected to have a material adverse effect on the commercial value of any Confidential Information, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) or application(s) on the Invention, and in no event less than ninety (90) days from the date of Notice.

                        ARTICLE 16. TERM AND TERMINATION

16.1 Conditions Subsequent. If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applies to the transactions contemplated by this Agreement, the effectiveness of this


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

         Agreement and the transactions contemplated hereunder shall be subject to and shall be contingent upon the satisfaction under the following condition subsequent to the execution of this Agreement. The condition subsequent shall be the earlier to occur of (i) approval of the transaction by the Federal Trade Commission or the appropriate US anti-trust authorities or (ii) the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act.

         Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy the condition subsequent and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         Each Party shall cooperate with the other Party in the preparation, execution and filing of all documents that are required or permitted to be filed on or before the Effective Date for the purpose of consummating this transaction, including, filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each Party shall bear its own costs with respect to preparing, executing and filing such documents.

16.2 Agreement Term. The Agreement Term shall commence on the Effective Date and end, unless earlier terminated upon the mutual agreement of the Parties or in accordance with the provisions of this Article 16, on the date of expiration of all royalty and other payment obligations (the "Expiration Date") under this Agreement. Upon the occurrence of the Expiration Date, if any, the Licenses granted to Roche by Memory under this Agreement to make, have made, use, offer for sale, sell and import Products shall be fully paid-up.

16.3 Termination for Breach. (a) Each Party ("Non-Breaching Party") shall be entitled to terminate this Agreement by written notice to the other Party ("Breaching Party") in the event that the Breaching Party is in default of any of its material obligations hereunder and fails to remedy such default within sixty (60) days (thirty (30) days for payment defaults) after provision of written notice thereof by the Non-Breaching Party. Any such notice shall specifically state that the Non-Breaching Party intends to or reserves the right to terminate this Agreement in the event that the Breaching Party shall fail to timely remedy the default.

         The effective date of termination under this Section for breach of a material obligation shall be the date sixty (60) days after provision of written notice thereof by the Non-Breaching Party.

         In the event Roche does not pay any full payment by reason of a good faith dispute as to whether such payment is due pursuant to the terms of this Agreement, Memory shall not have the right to terminate this Agreement as a result of such nonpayment until resolution of the dispute.

16.4     Roche's Right to Terminate.
         --------------------------

         (a) Roche shall have the unilateral right to elect not to maintain its license rights with respect to any Product pursuant to
                 Section 2.1 hereof, on a Product-by-Product basis, upon the occurrence of each event described in Section 4.4 hereof with respect to such Product. Roche may exercise such right by giving written notice thereof to Memory within thirty (30) days after the occurrence of such event. In the event Roche exercises such right, Roche shall not have any obligation to make the payment to Memory related to such event and shall not have the right to obtain a License with respect to such Product, and this Agreement shall terminate with respect to such Product and Roche shall have no


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

                 further obligation to make any payments pursuant to Sections
                 4.4 and 4.5 and Article 5 hereof relating to such Product.

         (b) Roche shall have the unilateral right to terminate this Agreement on a region-by-region basis (the regions being North America (US and Canada), Europe and Asia)) or Product-by-Product, either on a worldwide basis or as to North America (US and Canada) only or ex-North America only, at any time by providing six (6) months prior written notice to Memory; provided, however, that if the Parties do not agree as to a proposed sublicense for which Memory has withheld consent, Roche shall have a unilateral right to terminate this Agreement for the territory to which such proposed sublicense relates. Notwithstanding the preceding sentence, if there has been a launch of a Product in a Major Market Country, then such prior notice must be for twelve (12) months. The effective date of termination under this Section shall be the date six (6) months (or twelve (12) months as the case may be) after Roche provides such written notice to Memory.

16.5     Consequences of Termination.
         ---------------------------

         Upon (a) any termination of this Agreement in its entirety pursuant to
         Section 16.2, (b) termination of this Agreement by Roche of this Agreement in its entirety or in a region or country or in respect of a Product pursuant to Section 16.4 hereof, or (c) termination of this Agreement by Memory in its entirety or in a region pursuant to Article 3, any and all rights and licenses of any kind or nature granted by Memory to Roche under this Agreement (or, as applicable, with respect to termination of this Agreement as to a country, region or Product, respectively) shall terminate on the effective date of termination. In the event of any such termination, the following shall apply.

         (a) Roche shall, upon Memory's written request, assign and transfer to Memory, or its Affiliates as requested by Memory, at no expense to Memory, or its Affiliates, and free of any liens, pledges or security interests other than those incurred in the commercialization of the Product, all of Roche's right, title and interest in and to (i) all trademarks and trademark applications used or intended for use specifically for the relevant Product(s), (ii) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for the relevant Product(s), and (iii) all data, including clinical data, materials and information of any kind or nature whatsoever, in Roche's possession or in the possession of its Affiliates or its or their respective agents related to the relevant Product(s) and (iv) all rights relating to the infringement of Memory Patent Rights and Joint Patent Rights, related to and necessary for the commercialization of the relevant Product(s). Without limiting the generality of the preceding sentence, Memory shall, upon such transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country or region to the extent required or desirable to secure government approval for the development, manufacturing or sale of Product in the country or region, (ii) Third Parties acting on behalf of Memory, its Affiliates or sublicensees, to the extent reasonably necessary or desirable for the development, manufacture, or sale of Product in the country or region, and (iii) Third Parties to the extent reasonably necessary or desirable to market Product in the country or region. All such filings, approvals and data transferred to Memory pursuant to this Section 16.4 shall be deemed to be Memory Confidential Information.

         (b) In addition, for a given Product and country or region so terminated, or for the Territory in the case of termination of this Agreement in its entirety, Roche hereby grants to


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

                 Memory the right to obtain a sole and exclusive, royalty bearing license, under Roche Patent Rights and Roche Know-How Covering the Product and Roche trademarks used or intended for use in connection with the sale of Product, to make, have made, use, offer for sale, sell and import such Product(s) in such country, region or the Territory, as applicable. Memory shall exercise such right by giving written notice thereof to Roche within sixty (60) days after the date of termination. In consideration of such license, Memory shall pay Roche reasonable milestones and royalties consistent with industry practices as may be mutually agreed upon by the Parties (such royalties not to exceed [*] percent ([*]%) of Net Sales); and if the Parties are unable to agree upon such financial terms, such matter shall be resolved by arbitration in accordance with
                 Article 17.

         (c) Roche shall supply, or cause to be supplied, to Memory, upon Memory's written request, Memory or its licensee's clinical and/or commercial requirements of Product(s), pursuant to a supply agreement to be negotiated in good faith by the parties, provided that (i) such requirements shall be supplied to Memory or its licensee at Roche's direct manufacturing costs and allocation of manufacturing overhead, and (ii) Roche's supply obligation shall not continue for more than [*] years after such termination, and (iii) Roche shall maintain the same Product(s) quality and specifications as immediately prior to notice of termination, and (iv) as to other terms, such agreement shall be reasonably consistent with Roche's other arm's length supply agreements, and (v) Memory shall use reasonable best efforts to effect a transfer as soon as practicable of Product(s) manufacturing activities from Roche to another supplier. In addition, Roche shall also transfer to Memory and its designated supplier a manufacturing transfer package that will enable Memory or such designated supplier to manufacture the Product(s) in a timely manner.

         Roche shall take prompt actions, including the execution of such instruments, agreements and documents, as are necessary or desirable to effect the foregoing. It is agreed such transfers and actions shall be completed in a manner that will permit Memory to continue without interruption the business of developing, manufacturing, marketing and selling the Product(s).

16.6 Royalty and Payment Obligations. Termination of this Agreement by either Party for any reason will not release Roche from any obligation to pay royalties or make any payments to Memory which were accrued prior to the effective date of termination (including for sales made and Events achieved under Article 4, prior to the date of termination). However, termination of this Agreement by either Party for any reason will release Roche from any obligation to pay royalties or make any payments to Memory which would have otherwise become accrued after the effective date of termination.

16.7 Termination for failure to satisfy the condition subsequent. Either Party may terminate this Agreement in its entirety, upon ten (10) days prior written notice to the other Party if the condition subsequent under Section 16.1 has not been fulfilled by February 8, 2004, in which case, upon termination there shall be no liabilities for obligations on the part of either party except that Article 15 shall survive such termination and except for any breach of Section 16.1.

16.8 Survival of Obligations. Section 2.3, Article 6, Section 13.5, Section 13.6, Section 13.7, Article 14, Article 15, Section 16.5, Section 16.6,
         Section 16.8, Article 17 and Article 18, and any definitions used in such Section or Article, shall survive the termination of this Agreement in its entirety. Except for obligations which clearly are not intended to continue in respect of a partial termination (including the diligence obligation, and except as provided in Section 16.6, royalty obligations), with respect to the region, country or Product terminated, all obligations in this Agreement shall survive a partial termination.

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

                             ARTICLE 17. ARBITRATION

Any dispute, controversy or claim ("Dispute") arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof, that cannot be settled amicably by the Parties after a good faith discussion to resolve the Dispute by the appropriate officers of the Parties, shall be submitted by either Party to arbitration conducted in accordance with the rules then in effect of the American Arbitration Association ("AAA"). Arbitration shall take place in Newark, New Jersey and shall be conducted by three (3) arbitrators, one of whom shall be designated by each Party, and the third selected by the other two (2) arbitrators, all within the time limits established by the then existing rules of the AAA. If the two (2) designated arbitrators are unable to agree upon a third arbitrator by two (2) months after submission of the matter to arbitration, the AAA shall select such third arbitrator within three (3) months of such original submission. The written decision of the arbitrators shall be final and binding on the parties and may be enforced in any court having jurisdiction over the Parties or their current assets. The award rendered by the arbitrators shall include the cost of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and in the event of a termination, in whole or in part, a transition procedure, including the performance of transition services by Roche, so as to maintain the value of the assets being transferred to Memory and, to the extent contemplated by Section 16.4, permit Memory to conduct the business being transferred to it. The parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure then in effect in the District of New Jersey. If the issues in dispute involve scientific or technical matters, at least one of the arbitrators chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the Field and pharmaceutical drug development. Notwithstanding the preceding provisions of this Article 17, with respect to any breach or threatened breach of this Agreement of Section 15.1,
16.4 or any other provision where a Party would not be appropriately compensated by the payment of money, a party has a right to seek injunctive relief from any court of competent jurisdiction to enjoin such breach or threatened breach and/or to seek specific performance.

In the event of a Dispute, a Party shall have no right to toll or delay any obligation in this Agreement unrelated to the Dispute as a result of the Dispute. By way of example, if Roche owes Memory $5,000,000 and claims a $2,000,000 payment is not due by reason of breach of Memory, then Roche shall pay the $5,000,000, and the parties will resolve such $2,000,000 Dispute pursuant to Article 17.

                            ARTICLE 18. MISCELLANEOUS

18.1     Indemnification.
         ---------------

         (a) Roche agrees to defend Memory and the other Memory Indemnified Parties at Roche's cost and expense, and will indemnify and hold Memory and its directors, officers, employees and agents (the "Memory Indemnified Parties") harmless from and against any claims, losses, costs, damages, fees or expenses arising out of or otherwise relating to (i) activities of Roche and its Affiliates in the conduct of the Strategic Alliance, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Product by Roche, its Affiliates or sublicensees, and each of their distributors, representatives or anyone in privity therewith, or (iii) the gross negligence or willful misconduct of Roche, its Affiliates or sublicensees. In the event of any such claim against the Memory Indemnified Parties by a Third Party, Memory shall promptly notify Roche in writing of the claim (provided that any failure or delay to notify shall not excuse any obligations of Roche except to the extent Roche is actually prejudiced thereby) and Roche shall solely manage and control, at its sole expense, the defense of the claim and its settlement provided further that Roche shall not settle any such claim, if such settlement may have an adverse effect on Memory, without the prior written consent of Memory, which

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

                 consent shall not be unreasonably withheld. The Memory Indemnified Parties shall cooperate with Roche and may, at their option and expense, be represented in any such action or proceeding. Roche shall not be liable for any litigation costs or expenses incurred by the Memory Indemnified Parties without Roche's written authorization.

         (b) Memory agrees to defend Roche and the other Roche Indemnified Parties at Memory's cost and expense, and will indemnify and hold Roche and its directors, officers, employees and agents (the "Roche Indemnified Parties") harmless from and against any claims, losses, costs, damages, fees and expenses arising out of any claim, arising out of or otherwise relating to (i) activities of Memory in the conduct of the Strategic Alliance,
                 (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Product by Memory, its Affiliates, licensees other than Roche, sublicensees and each of their distributors, representatives or anyone in privity therewith (but only to the extent same is a consequence of Section 2.5, Article 3 and/or Article 16), and (iii) the gross negligence or willful misconduct of Memory, its Affiliates, licensees, distributors, representatives or anyone in privity therewith. In the event of any such claim against the Roche Indemnified Parties by an Independent Third Party, Roche shall promptly notify Memory in writing of the claim (provided that any failure or delay to notify shall not excuse any obligation of Memory except to the extent Memory is actually prejudiced thereby) and Memory shall solely manage and control, at its sole expense, the defense of the claim and its settlement provided further that Memory shall not settle any such claim if such settlement may have an adverse effect on Roche without the prior written consent of Roche, which consent shall not be unreasonably withheld. The Roche Indemnified Parties shall cooperate with Memory and may, at their option and expense, be represented in any such action or proceeding. Memory shall not be liable for any litigation costs or expenses incurred by the Roche Indemnified Parties without Memory's written authorization.

18.2 Publicity. Neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, including its terms, without the prior approval of the other Party except solely to the extent a Party reasonably believes same is otherwise required by law. Such approval shall not be unreasonably withheld. Each Party shall to the extent consistent with applicable laws and regulations limit the disclosure of the financial terms set forth in this Agreement (such as by requesting confidential treatment of such terms in documents required to be filed with the US Securities and Exchange Commission).

18.3 Force Majeure. Neither Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations and time periods for so long as such force majeure continues.

18.4 Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Memory to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement under Article 16, the Parties agree that Roche, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

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

18.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New Jersey, without giving effect to principles of conflicts of law.

18.6 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

18.6 Notices. Any notice or other communication in connection with this Agreement must be in writing and may be given by any of the following methods: (i) personal delivery against a signed receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) by overnight delivery service which obtains a signed receipt. Notice shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a written notice actually received by the addresser.

         If to Memory:

                  Memory Pharmaceuticals Corp.
                  100 Philips Parkway
                  Montvale, New Jersey 07645
                  Attn: Head of Business Development

         and

                  Sills Cummis Radin Tischman Epstein & Gross, P.A. One Riverfront Plaza
                  Newark, New Jersey 07102
                  Attn: Ira A. Rosenberg, Esq.

         If to Roche:

                  F. Hoffmann-La Roche Ltd
                  Grenzacherstrasse 124
                  CH-4070

                  Basel, Switzerland
                  Attn: Legal Department

         and

                  Hoffmann La-Roche Inc.
                  340 Kingsland Street
                  Nutley, NJ  07110
                  Attn.: Corporate Secretary

18.8 No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party. Each Party shall be an independent contractor, not an employee or partner of the other Party. Each Party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

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


18.9 Entire Agreement. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

18.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

18.11 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.

18.12 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to any other party who acquires all or substantially all of the pharmaceutical business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement. Notwithstanding the preceding, if Memory assigns its rights and/or obligations under this Agreement to a party who acquires all or substantially all of the pharmaceutical business of Memory by merger, sale of assets or otherwise, then Memory's rights under Section 2.4 shall become null and void.

18.13 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns under Section 18.12.

18.14 Non-Solicitation. Each party agrees that, during the period from the Effective Date to the date that is two (2) years after the Effective Date, it shall not directly or indirectly solicit the services (by way of employment or otherwise), or employ or otherwise engage the services, of any of the other Party's personnel involved in the Strategic Alliance (including, without limitation, any member of the JLT, any subteam or the DRT). Roche agrees that, during such two (2) year period and for a period of one (1) year thereafter, it shall not directly or indirectly solicit the services (by way of employment or otherwise), or employ or otherwise engage the services, of any member of senior management of Memory (including, without limitation, any Director, Associate Director or Assistant Director or any higher-ranking personnel of Memory).

18.15 Interpretation. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with international accounting standards ("IAS"), as in effect from time to time. Unless the context otherwise requires, countries shall include territories.

18.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the dates below written.

MEMORY PHARMACEUTICALS CORP.      HOFFMANN-LA ROCHE INC.


By:    /s/ Tony Scullion          By:    /s/ Dennis E. Burns
       -----------------------           ---------------------------------------

Title: Chief Executive Officer    Title: VP, Global Head of Business Development
       -----------------------           ---------------------------------------



                                  F. HOFFMANN-LA ROCHE LTD


                                    By:    /s/ Brad Bolzon
                                           -------------------------------------

                                    Title: EVP, Business Development
                                           Licensing & Alliances
                                           -------------------------------------


                                    By:    Illegible
                                           -------------------------------------

                                    Title: VP, Global Head Licensing
                                           -------------------------------------



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

                                   SCHEDULE 1

                                DATA AND REPORTS

[*]











                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                                    EXHIBIT A

                 HEADS OF AGREEMENT FOR CO-PROMOTION OF PRODUCT

1 MEMORY ELECTION TO CO-PROMOTE. Memory shall have the right to elect to co-promote each Product in the US, on a Product-by-Product basis, during the Co-Promotion Term beginning on the date of the first commercial sale of such Product in the Co-Promotion Territory. Within forty-five (45) days after the end of Phase II with respect to each Product, Roche shall provide Memory with (i) the results and analysis of Phase II studies, and (ii) Roche's then final, approved Phase III development plan (including budget). Memory shall exercise its co-promotion right with respect to each Product by giving written notice thereof to Roche within forty-five (45) days after receipt of the items described in the immediately preceding sentence.

2. CO-PROMOTION TERRITORY. United States of America and its possessions and territories, including Puerto Rico.

3. TERM AND TERMINATION. The Co-Promotion Term for each Product shall be for a period of ten (10) years from the first commercialization of such Product in the first approved co-promotion indication in the Co-Promotion Territory. Memory shall have the right to terminate the Co-Promotion Agreement with respect to any Product if the Net Sales thereof in the US are less than an amount for which a co-promotion arrangement for such Product would be financially practicable and profitable.

4. ASSIGNABILITY. Memory may not assign its co-promotion rights without Roche's express written consent.

5. ADDITIONAL INDICATIONS. The co-promotion by the Parties with respect to any Product that has received a Regulatory Approval for a Neurological Indication or a Psychiatric Indication and has been the subject of a Launch in the US shall extend to any additional Neurological Indication or Psychiatric Indication which Roche determines to obtain the applicable Regulatory Approvals to market and sell the Product in the US for such additional Neurological Indication or Psychiatric Indication. In such case, Memory shall be responsible for [*] percent ([*]%) of the cost of obtaining such Regulatory Approvals, including the cost of conducting clinical trials, which shall be paid by Memory to Roche promptly after Roche obtains all Regulatory Approvals for such Product in the US to enable Roche and Memory to market and sell such Product in the US for such additional Neurological Indication or Psychiatric Indication.

         If Roche has received all Regulatory Approvals in the US to market and sell a Product for a Neurological Indication or a Psychiatric Indication and an Other Indication and is the subject of co-promotion by Memory, the Parties shall negotiate in good faith and agree upon an equitable adjustment to the compensation and cost-sharing provisions set forth in the Co-Promotion Agreement, to account for the fact that Memory shall not have any right or obligation to co-promote such Product for the Other Indication.

6. FINANCIALS. If Memory exercises its right to co-promote a Product in the Co-Promotion Territory, Memory will be responsible for (i) carrying out [*] percent ([*]%) of the Product detailing and (ii) [*] percent ([*]%) of the marketing costs of such Product in the US; and Memory shall be entitled to receive from Roche [*] percent ([*]%) of the gross profits from the sale of such Product in the US. For avoidance of doubt, the marketing costs referred to in Section 5(ii) hereto do not include any direct cost of Roche field force; by way of example, but not limitation,

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         marketing costs include direct to consumer advertising, professional journal advertising and professional symposia. In addition, if Memory exercises its right to co-promote a Product, the royalties otherwise payable by Roche to Memory hereunder with respect to the Net Sales of such Product in the US shall be reduced by [*] percent ([*]%). Furthermore, in order to exercise its right to co-promote a Product, Memory must make a one-time payment to Roche in the amount of [*] percent ([*]%) of Roche's budgeted Phase III global development costs for such Product as set forth in Roche's final, approved Phase III development plan (including budget).

7. GOVERNANCE. Within ninety (90) days after Memory's notice to Roche that it wishes to co-promote a Product, the Parties shall form a Joint Promotional Team ("JPT"), which will oversee the co-promotional activities of the Parties with respect to such Product. Consistent with prudent business practices, the JPT will discuss co-promotional activities relating to such Product and establish mechanisms for achieving an effective co-promotion collaboration. The JPT shall be comprised of three Roche representatives and one Memory representative, and a Roche representative will be Chair of the JPT. Each Party shall have one collective vote, and decisions shall be made by consensus. For avoidance of doubt, the final decision in all co-promotion matters will reside with Roche.

8. MEMORY'S OBLIGATIONS. Memory must provide at least [*] percent ([*]%) of the total promotional effort in a given calendar year as established by number and type of details in accordance with the Co-Promotion Plan. Memory may not subcontract its field sales force to fulfill its co-promotion obligations.

9. ROCHE'S OBLIGATIONS AND AUTHORITY. Roche shall be ultimately responsible for establishing and modifying the terms and conditions with respect to the sale of the Product, including, without limitation, pricing for the Product. Roche shall provide Memory, without charge, with copies of relevant training materials regarding the detailing and promotion of the Product. Memory shall then supply such copies of such training materials to its sales force. Roche may elect, at its discretion, to make available sales and training personnel to assist Memory in training Memory's sales force to detail and promote the Product. For avoidance of doubt, each Party has final responsibility for the adequate training of its own sales force.

10. NON-SOLICITATION. Neither Party shall recruit sales personnel from the other Party.

11. REPORTING PROVISIONS. The Parties will negotiate in good faith and agree to appropriate reporting provisions to be included in the Co-Promotion Agreement. Memory shall have an obligation to report adverse events to Roche in a timely fashion.

12. INDEMNIFICATION. Each Party shall indemnify the other Party for all claims related to the marketing or promotion of the Product to the extent that such Party is negligent or fails to promote the Product in accordance with applicable federal and state laws.

13. FULL AGREEMENT. Consistent with the terms of this Heads of Agreement, the Co-Promotion Agreement shall contain ordinary and customary terms for an agreement in which a pharmaceutical product of like nature is jointly co-promoted and detailed in the US, such as insurance, additional warranties and the like.



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                                    EXHIBIT B

                          SECURITIES PURCHASE AGREEMENT















                     [*] CONFIDENTIAL TREATMENT IS REQUESTED